EXHIBIT 23

INDEPENDENT  AUDITORS'  CONSENT

We have issued our report dated February 26, 1999, accompanying the consolidated financial statements of Track Data Corporation as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 and our report dated February 25, 1999 as to the consolidated financial statements of Innodata Corporation as of December 31, 1998 and 1997 and for the years then ended included in the Annual Report of Track Data Corporation on Form 10-K for the year ended December 31, 1998. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Track Data Corporation on Form S-3 (File No. 333-4780, effective July 11, 1996) and on Form S-8 (File No. 333-4532, effective May 2, 1996 and File No. 333-52131, effective May 8, 1998).



GRANT  THORNTON  LLP
Melville,  New  York
February  26,  1999